EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-157760-02 on Form S-3 of our reports dated September 26, 2011 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting guidance effective August 1, 2010), relating to the financial statements and financial statement schedule of Ferrellgas, L.P., appearing in this Annual Report on Form 10-K of Ferrellgas, L.P. for the year ended July 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
September 26, 2011